Exhibit 99.4


                     INTERSTAR WHOLESALE FINANCE PTY LIMITED
                  SERVICER OFFICER'S CERTIFICATE OF COMPLIANCE

The undersigned, a duly authorized representative of Interstar Wholesale Finance Pty Limited, (the "Servicer"), pursuant to the agreement between Perpetual Trustees Victoria Limited, Interstar Wholesale Finance Pty Limited, dated as of December 3, 1999 (the "Agreement"), does hereby certify that:

1. Capitalized terms used but not defined in this Officer's Certificate have their respective meanings set forth in the Agreement, unless the context requires otherwise or unless otherwise defined in the Officer's Certificate.

2. As of the date hereof, Interstar Wholesale Finance Pty Limited is the Servicer of Interstar Millennium Series 2005-1G Trust.

3.   This officer's certificate is delivered pursuant to the Agreement.

4. A review of the activities of the Servicer during the period May 4, 2005 to June 30, 2005 and of its performance under the pooling and servicing agreement or similar agreements was made under my supervision.

5. Based on such review, to my knowledge, the Servicer has fulfilled its obligations under the pooling and servicing agreement or similar agreements relating to the Trust (including the Master Trust Deed dated December 2, 1999 and the Investment Management Agreement dated December 3, 1999), throughout the period May 4, 2005 to June 30, 2005 and, except as set forth in paragraph 6 below.

6. The following is a description of any exceptions to paragraph 5 above: No significant deficiencies were detected.


IN WITNESS WHEREOF, the undersigned, a duly authorized officer of the Servicer, has duly executed this Officer's Certificate this 23rd day of September, 2005.

INTERSTAR WHOLESALE FINANCE PTY LIMITED, as servicer


 /s/  Brian Benari
--------------------------------------
Name:    Brian Benari
Title:   Chief Executive Officer